STATE  OF  DELAWARE
SECRETARY  OF  STATE
DIVISION  OF  CORPORATIONS
FILED  09:00  AM  02/25/1994
944030301-2067280

     CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF RECONVERSION
                               TECHNOLOGIES, INC.

     Reconversion Technologies, Inc., a corporation organized and existing under and by virtue of the General corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: that the Board of Directors of Reconversion Technologies, Inc., approved and authorized the following amendment to the Certificate of Incorporation of Reconversion Technologies, Inc.:

     RESOLVED, that the Certificate of Incorporation of Reconversion Technologies, Inc. is amended by restating the Fourth Article thereof so that, as restated, the Article shall be and read as follows:

          The authorized common stock of this Corporation shall consist of 200,000,000 shares of stock with a par value of $.0001 per share. The authorized preferred stock of this Corporation shall consist of following:

               Series A, 2,000,000 shares, par value $2.75, non-voting, 6% cumulative dividend payable quarterly on the 15th of January, April, July and October to stockholders of record on the last day of the month prior to the dividend date. The Series A Stock shall receive a liquidation preference over the Company's Common Stock, as well as any other stocks established by the Company.

          SECOND: that the amendment was duly adopted in accordance with the provisions applicable pursuant to the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, RECONVERSION TECHNOLOGIES, INC., has caused the Certificate to be signed by G. David Gordon, its President, and attest by Sharon
D.  Meier/  its  Secretary  on  this  29th  day  of  January,  1994.

                                    RECONVERSION  TECHNOLOGIES,  INC.


                                    BY:  G.  DAVID  GORDON,  PRESIDENT

Attest:

SHARON  D.  MEIER
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